UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        December 11, 2009

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(I.R.S. Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 11, 2009, Marina Bay Sands Pte. Ltd. (“MBS”), an indirect wholly-owned subsidiary of Las Vegas Sands Corp., and the Singapore Tourism Board (“STB”) entered into a Supplemental Agreement (the “Supplemental Agreement”) to the Development Agreement, dated August 23, 2006, between STB and MBS (the “Development Agreement”) with respect to MBS’s Marina Bay Sands integrated resort project (the “IR Project”).

Pursuant to the Supplemental Agreement, (a) MBS will be permitted to open the IR Project progressively in stages over the course of calendar year 2010 in accordance in an agreed schedule of interim milestone opening dates; (b) in the event that the opening of any component of the IR Project is delayed more than 90 days from the agreed schedule, MBS must seek the STB’s approval for an extension of time to open the applicable component of the IR Project; and (c) the STB is obligated to approve the extension of time so long as (1) the delay is not for a period of more than 12 months or ending after December 31, 2011 (the “Target Date”) or (2) due to MBS’s recklessness in the development or construction of the IR Project or otherwise the result of MBS’s gross negligence.

Under the Supplemental Agreement, there are no financial consequences to MBS if MBS fails to meet an agreed upon interim milestone date, unless the entire IR Project is not open by the Target Date. If this occurs, the STB will be entitled to draw on the approximately SGD$1921 million security deposit paid by MBS in the form of a banker's guarantee at the time MBS entered into the Development Agreement.

The Supplemental Agreement also provides for an adjustment to the boundaries of the site of the IR Project, with (a) MBS surrendering partial lots that are not required for the IR Project to the Singapore government for the purposes of providing access to a subway station connected to the IR Project and (b) the government of Singapore transferring to MBS land to enable the integration of a pedestrian bridge with the IR Project.

The foregoing summary is qualified in its entirety by reference to the actual Supplemental Agreement.

__________________________

1   SGD$ means Singapore dollar. On December 11, 2009, US$1.00 equaled SGD$1.38883.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  December 17, 2009

LAS VEGAS SANDS CORP.
By:	/s/ J. Alberto Gonzalez-Pita
Name: J. Alberto Gonzalez-Pita Title: Senior Vice President, General Counsel and Secretary

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